AMENDMENT TO
CLASS A DISTRIBUTION PLAN

CLASS A1 DISTRIBUTION PLAN

CLASS C DISTRIBUTION PLAN

CLASS C1 DISTRIBUTION PLAN

CLASS R DISTRIBUTION PLAN

This Amendment, dated as of May 13, 2020 is to each Class A Distribution Plan, Class A1 Distribution Plan, Class C Distribution Plan, Class C1 Distribution Plan and Class R Distribution Plan, as applicable, as amended and/or restated to date (each, a “Plan” and together, the “Plans”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by each registered open-end investment company identified on Schedule A (each, an “Investment Company”) for the Class A, Class A1, Class C, Class C1 and Class R shares, respectively (each, a “Class” and together, the “Classes”), of such Investment Company or, where applicable, its separate series identified on Schedule A (each, a “Series”).

WITNESSETH:

WHEREAS, the Board of Trustees/Directors of each Investment Company wishes to amend the Plans for the respective Classes of the Investment Company or its Series as provided herein; and

WHEREAS, the Board of Trustees/Directors of each Investment Company, including a majority of the Trustees/Directors who are not interested persons (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of the Plans or in any of the agreements related to the Plans, approved the following amendment at a meeting on May 13, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Plan is amended to include a new appropriately numbered paragraph at the end of the Plan as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each Investment Company, on behalf of its Classes or the Classes of its Series, and Franklin/Templeton Distributors, Inc. as of the date set forth above.

Each Investment Company and, as applicable, each Series listed on Schedule A

By: /s/Lori A. Weber
Name: Lori A. Weber
Title:    Vice President and Secretary

Franklin/Templeton Distributors, Inc.

By: /s/Daniel T. O’Lear
Name:  Daniel T. O’Lear
Title:    President

Schedule A

Investment Company and Series	Class
Templeton China World Fund	A, C

Templeton Developing Markets Trust	A, C, R

Templeton Funds
Templeton Foreign Fund	A, C, R
Templeton International Climate Change Fund	A, C, R
Templeton World Fund	A, C

Templeton Global Investment Trust
Templeton Emerging Markets Small Cap Fund	A, C, R
Templeton Global Balanced Fund	A, A1, C, C1, R

Templeton Global Smaller Companies Fund	A, C

Templeton Growth Fund, Inc.	A, C, R

Templeton Income Trust
Templeton Emerging Markets Bond Fund	A, C, R
Templeton Global Bond Fund	A, C, R
Templeton Global Total Return Fund	A, C, R
Templeton International Bond Fund	A, C, R

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